EXHIBIT 99.1

Outbrain Announces Third Quarter 2021 Results

Record Revenues - increase of 34% year-over-year to $251 million
Gross profit and Ex-TAC gross profit growth of 44% and 40% year-over-year, respectively
Ex-TAC gross profit and Adjusted EBITDA above guidance; Raises full year outlook

NEW YORK, Nov. 11, 2021 (GLOBE NEWSWIRE) -- Outbrain Inc. (“Outbrain”) (Nasdaq: OB), a leading recommendation platform for the open web, announced today financial results for the quarter ended September 30, 2021.

“We are happy to report our first full quarter as a public company beating guidance and delivering record topline performance and strong profitability. The strong growth we are experiencing is a testament to the continued leadership of our platform and technology, and healthy market conditions,” said David Kostman, Outbrain's Co-CEO.

“We are building products that drive meaningful value for our media partners and advertisers as reflected in our record performance,” added Yaron Galai, Outbrain’s Co-Founder and Co-CEO. “At the same time, we continue to expand our long-term investments in data science, innovation and quality, all of which position us well for the future. The focus on our core business is paying off in our wins of new media partners and renewals of key partners.”

Third Quarter 2021 Key Financial Metrics:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions USD, % Change approximate)	2021	2020	% Change	2021	2020	% Change
Revenue	$250.8	$186.5	34%	$726.0	$521.7	39%
Gross profit	60.3	41.9	44%	172.8	106.6	62%
Net income (loss)	(53.9)*	2.5	NM	(28.0)*	(9.7)	(190)%
Net cash provided by operating activities	36.2	5.7	535%	61.1	43.5	40%
Non-GAAP Financial Data
Ex-TAC gross profit	68.1	48.6	40%	195.4	128.9	52%
Adjusted EBITDA	19.9	12.8	56%	65.0	20.1	224%
Adjusted net income (loss)	6.6	6.2	7%	33.7	(0.8)	NM
Free cash flow	30.7	3.4	799%	49.8	35.6	40%

* Net loss includes one-time items of (pretax) (i) $42.0 million of charges related to exchange of senior notes upon IPO and (ii) $16.5 million of incremental stock-based compensation expense, both of which were triggered and recognized in Q3 2021, as a result of the Company’s IPO.

Third Quarter 2021 Highlights:

  Revenue increased 34% year over year to $250.8 million, compared to $186.5 million. Strong net revenue retention on existing media partners1 drove increased revenues of $52 million or 28%, and approximately $12 million or 7% of additional growth came from new media partners.
  Gross profit increased 44% year over year to $60.3 million, compared to $41.9 million.
  Ex-TAC gross profit increased 40% year over year to $68.1 million, compared to $48.6 million.
  Net loss of $53.9 million compared to net income of $2.5 million in the prior year. The net loss included $58.5 million of one-time expenses (pretax): (i) $42.0 million of charges related to the previously disclosed exchange of our senior notes upon IPO, which was recorded in interest expense, and (ii) $16.5 million of one-time cumulative incremental stock-based compensation expense for awards with an IPO performance condition, which was recorded in operating expenses.
  Adjusted net income of $6.6 million compared to $6.2 million in the prior year.
  Adjusted EBITDA increased by 56% to $19.9 million from $12.8 million in the prior year, primarily due to the increase in Ex-TAC gross profit, partially offset by increased operating expenses as we continue to invest in growth.
  Generated $36.2 million of net cash from operating activities and $30.7 million of free cash flow; cash and cash equivalents were $482.4 million as of September 30, 2021.
  During the third quarter of 2021, the Company raised $360 million. The Company completed the sale of $200 million aggregate principal amount of the private notes. The Company also raised $160 million in gross proceeds from its IPO in July. Upon completion of the IPO, the private notes were exchanged for $236 million of convertible notes, which is on the balance sheet as of September 30, 2021.

Fourth Quarter 2021 Guidance

The following forward-looking statements reflect our expectations. For the fourth quarter ending December 31, 2021, we expect:

  Ex-TAC gross profit of $74.5 million to $76.5 million
  Adjusted EBITDA of $22.5 million to $23.5 million

For the full year ended December 31, 2021, we are increasing guidance to:

  Ex-TAC gross profit of $269.9 million to $271.9 million
  Adjusted EBITDA of $87.5 million to $88.5 million

The above measures are forward-looking non-GAAP financial measures for which a reconciliation to the most directly comparable GAAP financial measure is not available without unreasonable efforts. See “Non-GAAP Financial Measures” below.

__________________________________________________________
1 We calculate media partner net revenue retention at the end of each quarter by starting with revenue generated on media partners’ properties in the same period in the prior year, “Prior Period Retention Revenue.” We then calculate the revenue generated on these same media partners’ properties in the current period, “Current Period Retention Revenue.” Current Period Retention Revenue reflects any expansions within the media partner relationships, such as any additional placements or properties on which we extend our recommendations, as well as contraction or attrition. Our media partner net revenue retention in a quarter equals the Current Period Retention Revenue divided by the Prior Period Retention Revenue. These amounts exclude certain revenue adjustments and revenue recognized on a net basis. New media partners are defined as those relationships in which revenue was not generated in the prior year period, except for limited instances where residual revenue was generated on a media partner’s properties. In such instances, the residual revenue would be excluded from net revenue retention above.

Conference Call and Webcast Information

Outbrain will host an investor conference call this morning, Thursday, November 11th at 8:30 am ET. Interested parties are invited to listen to the conference call which can be accessed live by phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13723791. The replay will be available until November 25, 2021. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors Relations section of the Company’s website at https://investors.outbrain.com. The online replay will be available for a limited time shortly following the call.

Non-GAAP Financial Measures

In addition to GAAP performance measures, we use the following supplemental non-GAAP financial measures to evaluate our business, measure our performance, identify trends and allocate our resources: Ex-TAC gross profit, Adjusted EBITDA, free cash flow, and adjusted net income. These non-GAAP financial measures are defined and reconciled to the corresponding GAAP measures. These non-GAAP financial measures are subject to significant limitations, including those we identify below. In addition, other companies in our industry may define these measures differently, which may reduce their usefulness as comparative measures. As a result, this information, should be considered as supplemental in nature and is not meant as a substitute for revenue, gross profit, net income or cash flows from operating activities presented in accordance with U.S. GAAP.

The Company is also providing fourth quarter and full year 2021 guidance on a non-GAAP basis. These forward-looking non-GAAP financial measures are calculated based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. The Company has not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because it is unable, without unreasonable effort, to predict with reasonable certainty the occurrence or amount of all excluded items that may arise during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Such excluded items could be material to the reported results individually or in the aggregate.

Ex-TAC Gross Profit

Ex-TAC gross profit is a non-GAAP financial measure. Gross profit is the most comparable GAAP measure. In calculating Ex-TAC gross profit, we add back other cost of revenue to gross profit. Ex-TAC gross profit may fluctuate in the future due to various factors, including, but not limited to, seasonality and changes in the number of media partners and advertisers, advertiser demand or user engagements.

We present Ex-TAC gross profit, Adjusted EBITDA, and Adjusted EBITDA as a percentage of Ex-TAC gross profit because they are key profitability measures used by our management and board of directors to understand and evaluate our operating performance and trends, develop short-and long-term operational plans and make strategic decisions regarding the allocation of capital. Accordingly, we believe that these measures provide information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board of directors. There are limitations on the use of Ex-TAC gross profit in that traffic acquisition cost is a significant component of our total cost of revenue but not the only component and, by definition, Ex-TAC gross profit presented for any period will be higher than gross profit for that period. A potential limitation of this non-GAAP financial measure is that other companies, including companies in our industry, which have a similar business, may define ex-TAC gross profit differently, which may make comparisons difficult. As a result, this information, should be considered as supplemental in nature and is not meant as a substitute for revenue or gross profit presented in accordance with U.S. GAAP.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before charges related to exchange of senior notes upon IPO; interest expense; interest income and other income (expense), net; provision for income taxes; depreciation and amortization; stock-based compensation, and other income or expenses that we do not consider indicative of our core operating performance, including but not limited to, prior year merger and acquisition costs, certain IPO related costs, regulatory matter costs and a prior year tax contingency. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period.

We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. However, Adjusted EBITDA is a non-GAAP financial measure and how we calculate Adjusted EBITDA is not necessarily comparable to non-GAAP information of other companies. Adjusted EBITDA should be considered as a supplemental measure and should not be considered in isolation or as a substitute or any measures of our financial performance that are calculated and reported in accordance with GAAP.

Adjusted Net Income

Adjusted net income (loss) is a non-GAAP financial measure, which is defined as net (loss) income excluding items that we do not consider indicative of our core operating performance, including but not limited to, charges related to the exchange of senior notes upon IPO, the cumulative incremental stock-based compensation expense impact for awards with an IPO performance condition, prior year merger and acquisition costs, certain IPO related costs, regulatory matter costs and a prior year tax contingency. We present adjusted net income (loss) as a supplemental performance measure because we believe it facilitates performance comparisons from period to period. However, adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss) reported in accordance with GAAP.

Free Cash Flow

Free cash flow is defined as cash flow from operating activities less capital expenditures and capitalized software development costs. Free cash flow is a supplementary measure used by our management and board of directors to evaluate our ability to generate cash and we believe it allows for a more complete analysis of our available cash flows.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “guidance,” “outlook,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections regarding future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including but not limited to: overall advertising demand and traffic generated by our media partners; factors that affect advertising spending, such as economic downturns and unexpected events; any failure of our recommendation engine to accurately predict user engagement, any deterioration in the quality of our recommendations or failure to present interesting content to users or other factors which may cause us to experience a decline in user engagement or loss of media partners; limits on our ability to collect, use and disclose data to deliver advertisements; the effects of the ongoing and evolving COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic; our ability to continue to innovate, and adoption by our advertisers and media partners of our expanding solutions; our ability to meet demands on our infrastructure and resources due to future growth or otherwise; our ability to extend our reach into evolving digital media platforms; our ability to maintain and scale our technology platform; our ability to grow our business and manage growth effectively; the success of our sales and marketing investments, which may require significant investments and may involve long sales cycles; the risk that our research and development efforts may not meet the demands of a rapidly evolving technology market; the loss of one or more of our large media partners, and our ability to expand our advertiser and media partner relationships; our ability to compete effectively against current and future competitors; failures or loss of the hardware, software and infrastructure on which we rely, or security breaches; our ability to maintain our profitability despite quarterly fluctuations in our results, whether due to seasonality, large cyclical events, or other causes; political and regulatory risks in the various markets in which we operate; the challenges of compliance with differing and changing regulatory requirements; and the risks described in the section entitled “Risk Factors” and elsewhere in the Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2021 and in subsequent reports filed with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Outbrain

Outbrain (Nasdaq: OB) is a leading recommendation platform for the open web. Our technology enables 10 billion daily recommendations to consumers across more than 7,000 online properties and connects advertisers to these audiences to grow their business. Founded in 2006, Outbrain is headquartered in New York with offices in 18 cities worldwide.

Media Contact
press@outbrain.com

Investor Relations Contact
IR@outbrain.com
(332) 205-8999

OUTBRAIN INC.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)
Revenue	$250,784	$186,510	$725,961	$521,704
Cost of revenue:
Traffic acquisition costs	182,669	137,866	530,606	392,812
Other cost of revenue	7,846	6,771	22,555	22,292
Total cost of revenue	190,515	144,637	553,161	415,104
Gross profit	60,269	41,873	172,800	106,600
Operating expenses:
Research and development*	10,659	6,867	27,561	20,752
Sales and marketing*	26,047	17,476	67,101	55,587
General and administrative*	29,979	13,909	52,619	35,858
Total operating expenses*	66,685	38,252	147,281	112,197
(Loss) income from operations	(6,416)	3,621	25,519	(5,597)
Other (expense) income, net:
Charges related to exchange of senior notes upon IPO	(42,049)	—	(42,049)	—
Interest expense	(1,656)	(196)	(2,015)	(627)
Interest income and other income (expense), net	1,218	(878)	(1,978)	(322)
Total other (expense) income, net	(42,487)	(1,074)	(46,042)	(949)
(Loss) income before provision for income taxes	(48,903)	2,547	(20,523)	(6,546)
Provision for income taxes	5,003	6	7,436	3,106
Net (loss) income	$(53,906)	$2,541	$(27,959)	$(9,652)

Weighted average shares outstanding:
Basic	47,859,056	16,846,853	27,645,471	16,747,054
Diluted	47,859,056	19,460,110	27,645,471	16,747,054

Net (loss) income per common share:
Basic	($1.13)	$0.06	($1.01)	($0.58)
Diluted	($1.13)	$0.05	($1.01)	($0.58)

* The three months and nine months ended September 30, 2021 included approximately $16.5 million of expense triggered by our IPO as it relates to incremental stock based compensation costs recognized for awards with an IPO performance condition. These amounts are included under operating expenses within research and development ($1.2 million), sales and marketing ($4.2 million) and general and administrative ($11.1 million).

OUTBRAIN INC.
Condensed Consolidated Balance Sheets
(In thousands, except for number of shares and par value)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$482,447	$93,641
Accounts receivable, net of allowances	161,325	165,449
Prepaid expenses and other current assets	27,734	18,326
Total current assets	671,506	277,416
Property, equipment and capitalized software, net	24,782	24,756
Intangible assets, net	6,704	9,812
Goodwill	32,881	32,881
Other assets	11,471	11,621
TOTAL ASSETS	$747,344	$356,486
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$139,208	$118,491
Accrued compensation and benefits	22,081	23,000
Accrued and other current liabilities	104,066	109,747
Deferred revenue	5,462	5,512
Total current liabilities	270,817	256,750
Long-term debt	236,000	—
Other liabilities	15,963	17,105
TOTAL LIABILITIES	$522,780	$273,855

Convertible preferred stock, par value of $0.001 per share — 100,000,000 shares authorized and no shares outstanding as of September 30, 2021, and 27,766,563 shares authorized and 27,652,449 of Series A, B, C, D, E, F, G and H outstanding as of December 31, 2020.	—	162,444
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, par value of $0.001 per share — 1,000,000,000 shares authorized and 55,467,215 shares outstanding as of September 30, 2021, and 65,183,785 shares authorized and 17,158,802 shares issued and outstanding as of December 31, 2020.	55	17
Additional paid-in capital	426,030	92,705
Accumulated other comprehensive loss	(5,317)	(4,290)
Accumulated deficit	(196,204)	(168,245)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	224,564	(79,813)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$747,344	$356,486

OUTBRAIN INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(53,906)	$2,541	$(27,959)	$(9,652)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Charges related to exchange of senior notes upon IPO	42,049	—	42,049	—
Depreciation and amortization of property and equipment	1,783	1,692	5,068	5,094
Amortization of capitalized software development costs	2,149	1,928	6,241	5,555
Amortization of intangible assets	869	1,003	2,687	3,404
Stock-based compensation	18,448	874	21,396	2,732
Provision for doubtful accounts	805	197	2,190	1,325
Deferred income taxes	(316)	(197)	(918)	(418)
Other	(1,213)	87	2,002	(2,517)
Changes in operating assets and liabilities:
Accounts receivable	4,454	(18,773)	602	18,600
Prepaid expenses and other current assets	(5,821)	(794)	(10,386)	(1,735)
Other assets	274	10	(191)	(1,484)
Accounts payable	8,850	16,933	21,230	15,116
Accrued and other current liabilities	17,487	(58)	(3,714)	5,835
Deferred revenue	38	(50)	31	887
Other	266	329	749	783
Net cash provided by operating activities	36,216	5,722	61,077	43,525

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,209)	(93)	(3,885)	(1,268)
Capitalized software development costs	(2,345)	(2,218)	(7,434)	(6,686)
Proceeds from sale of assets	—	—	—	1,117
Other	(10)	(1)	(41)	(31)
Net cash used in investing activities	(5,564)	(2,312)	(11,360)	(6,868)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from IPO issuance of common stock, net of underwriting costs	148,800	—	148,800	—
Payment of initial public offering transaction costs	(3,695)	—	(3,695)	—
Proceeds from issuance of debt	200,000	—	200,000	—
Payment of deferred financing costs	(5,573)	—	(6,067)	—
Proceeds from borrowings on revolving credit facility	—	—	—	10,000
Principal repayments under revolving credit facility	—	(10,000)	—	(10,000)
Proceeds from exercise of stock options and warrants	2,785	37	4,327	442
Principal payments on capital obligation arrangements	(1,049)	(1,083)	(3,322)	(3,689)
Net cash provided by (used in) financing activities	341,268	(11,046)	340,043	(3,247)

Effect of exchange rate changes	(817)	2,180	(978)	868

Net increase (decrease) in cash, cash equivalents and restricted cash	$371,103	$(5,456)	$388,782	$34,278
Cash, cash equivalents and restricted cash — Beginning	111,746	89,716	94,067	49,982
Cash, cash equivalents and restricted cash — Ending	$482,849	$84,260	$482,849	$84,260

OUTBRAIN INC.
Non-GAAP Reconciliations
(In thousands)

The following table presents the reconciliation of Gross profit to Ex-TAC Gross Profit, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$250,784	$186,510	$725,961	$521,704
Traffic acquisition costs	(182,669)	(137,866)	(530,606)	(392,812)
Other cost of revenue	(7,846)	(6,771)	(22,555)	(22,292)
Gross profit	60,269	41,873	172,800	106,600
Other cost of revenue	7,846	6,771	22,555	22,292
Ex-TAC Gross Profit	$68,115	$48,644	$195,355	$128,892

The following table presents the reconciliation of net (loss) income to Adjusted EBITDA, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income	$(53,906)	$2,541	$(27,959)	$(9,652)
Charges related to exchange of senior notes upon IPO	42,049	—	42,049	—
Interest expense and other income (expense), net	438	1,074	3,993	949
Provision for income taxes	5,003	6	7,436	3,106
Depreciation and amortization	4,801	4,623	13,996	14,053
Stock-based compensation	18,448	874	21,396	2,732
Regulatory matter costs	2,663	—	3,810	—
Merger and acquisition, IPO costs(1)	361	3,643	300	11,192
Tax contingency(2)	—	—	—	(2,297)
Adjusted EBITDA	$19,857	$12,761	$65,021	$20,083
Adjusted EBITDA as % of Ex-TAC Gross Profit	29.2%	26.2%	33.3%	15.6%

The following table presents the reconciliation of net (loss) income to adjusted net income (loss), for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income	$(53,906)	$2,541	$(27,959)	$(9,652)
Adjustments:
Charges related to exchange of senior notes upon IPO	42,049	—	42,049	—
Stock-based compensation (3)	16,468	—	16,468	—
Regulatory matter costs	2,663	—	3,810	—
Merger and acquisition, IPO costs (1)	361	3,643	300	11,192
Tax contingency (2)	—	—	—	(2,297)
Total adjustments, before tax	61,541	3,643	62,627	8,895
Income tax effect	(1,014)	(3)	(1,010)	(51)
Total adjustments, after tax	60,527	3,640	61,617	8,844
Adjusted net income (loss)	$6,621	$6,181	$33,658	$(808)

(1) Primarily includes transaction-related costs in connection with our acquisition of Ligatus GmbH (“Ligatus”)™ in April 2019, costs related to our terminated merger with Taboola.com Ltd. (“Taboola”), and costs related to our initial public offering.
(2) Reflects a reversal of a tax contingency recorded within operating expenses in 2019 and a corresponding charge to income tax expense in 2020, net of foreign exchange impact.
(3) Reflects the one-time cumulative incremental stock-based compensation expense impact for awards with an IPO performance condition.

The following table presents the reconciliation of net cash provided by operating activities to free cash flow, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$36,216	$5,722	$61,077	$43,525
Purchases of property and equipment	(3,209)	(93)	(3,885)	(1,268)
Capitalized software development costs	(2,345)	(2,218)	(7,434)	(6,686)
Free cash flow	$30,662	$3,411	$49,758	$35,571